Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS FISCAL 2010 RESULTS

Highlights for the year include:

    •  Sales growth of 5%, including 2% from base business
    •  14% increase in operating income
    •  2010 Diluted EPS of $1.15
    •  2011 Diluted EPS guidance of $1.27 to $1.35
______________________

COVINGTON, LA. (February 17, 2011) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2010 results.

“As expected, 2010 proved to be a transitional year.  Our successful execution was the primary factor driving our increased sales and earnings.  This performance, coupled with strong cash flow generation, enabled us to not only further de-leverage our balance sheet, but also to resume repurchasing shares and complete three acquisitions,” commented Manuel Perez de la Mesa, President and CEO.

Net sales for the year ended December 31, 2010 increased 5% to $1.61 billion, compared to $1.54 billion in 2009.  Base business sales increased 2% due to market share gains and some gradual improvement in external market trends that resulted in higher discretionary purchases by consumers.  Base business sales growth for the year includes 3% growth on the swimming pool side of the business, with increases in many markets and most product categories.  While sales on the irrigation side of the business decreased compared to 2009, sales declines moderated as 2010 progressed.

Gross profit for the year ended December 31, 2010 increased 5% to $471.3 million from $449.7 million in 2009.  Gross profit as a percentage of net sales (gross margin) remained flat year over year at 29.2% as improved pricing and purchasing discipline offset downward margin pressures due to the competitive pricing environment.

Selling and administrative expenses (operating expenses) for 2010 increased 2% to $370.0 million from $361.3 million in 2009.  This increase is primarily due to the impact of expenses related to recent acquisitions.  Base business operating expenses were essentially flat year over year with a $9.1 million increase in incentive costs offset by decreases in bad debt expense, facility lease costs and other expenses.

Operating income for the year improved 14% to $101.2 million from $88.4 million in 2009.  Operating income as a percentage of net sales (operating margin) increased to 6.3% in 2010 compared to 5.7% in 2009.  Adjusted EBITDA (as defined in the addendum to this release) was $121.4 million in 2010 compared to $107.9 million in 2009.  Interest expense, net declined $3.0 million compared to 2009 due primarily to a 23% decline in average debt outstanding.

The Company no longer has an equity interest in Latham Acquisition Corporation (LAC) and has not recognized any impact related to LAC’s 2010 results.  The Company recognized a total equity loss of $28.7 million in 2009 for LAC, including a $26.5 million equity loss related to its pro rata share of LAC’s non-cash goodwill and other intangible asset impairment charge.

Earnings per share for 2010 was $1.15 per diluted share on net income of $57.6 million for the year, compared to earnings per share of $0.39 per diluted share on net income of $19.2 million in 2009.  Excluding the impact of LAC’s non-cash impairment charge, adjusted earnings per diluted share for 2009 was $0.93 on adjusted net income of $45.7 million. Earnings per share for 2010 increased $0.22 per diluted share, or 24% compared to the adjusted 2009 amount.  (See the reconciliation of non-GAAP to GAAP measures in the addendum to this release).

On the balance sheet, total net receivables increased 5% compared to December 31, 2009 due to an increase in current trade receivables as a result of base business sales growth, higher vendor rebate receivables and the impact from the reduction in the allowance for doubtful accounts.  This increase was partially offset by reductions in past due receivable balances due primarily to significant improvements in customer collections.  Inventory levels declined 2% to $347.4 million at December 31, 2010 compared to $355.5 million at December 31, 2009.  Excluding inventory from recent acquisitions, inventories decreased 4% year over year due to continued inventory rebalancing efforts.  Total debt outstanding at December 31, 2010 was $198.7 million, down $50.0 million from the balance at December 31, 2009.

Cash provided by operations was $94.0 million in 2010, a decrease of $19.3 million compared to 2009 due primarily to a decline in cash generated from working capital improvements.  In 2009, cash provided by operations benefited from a 17% year over year reduction in accounts receivable balances and a 12% year over year reduction in inventory levels as of December 31, 2009.

Net sales for the seasonally slow fourth quarter increased 4% to $241.4 million compared to the fourth quarter of 2009.  Base business sales improved 4% in the quarter compared to the same period in 2009.  Gross margin increased 150 basis points to 30.5% in the fourth quarter of 2010 from 29.0% for the same period last year. This margin expansion reflects a benefit from continued improvements in pricing and purchasing discipline.  Combined with fourth quarter purchasing strategies that included a favorable impact from a higher percentage of total purchases from preferred vendors, these improvements offset the lingering negative impact from intense price competition within the industry.

Operating loss for the fourth quarter of 2010 was $16.8 million compared to a loss of $21.8 million in the same period last year.  While interest expense related to debt declined over 20% compared to the fourth quarter of 2009, the increase in Interest expense, net reflects a $1.5 million favorable impact from foreign currency transaction gains in the fourth quarter of 2009.  Loss per diluted share for the fourth quarter of 2010 was $0.24 on a net loss of $11.8 million, compared to a loss of $0.28 per diluted share on a net loss of $13.6 million in the comparable 2009 period.

“The depth of our talent and resources positions us for strong growth in the future as the macroeconomic environment gradually recovers to more normalized levels.  Specific to 2011, we believe that the recovery impact will be modest in our industry given the lagging recovery of single family home values and the ongoing conservative nature of real estate based lending.  Despite these market constraints, we believe that our continued investment in growth initiatives and sound execution of our strategies will enable us to increase earnings to $1.27 to $1.35 per diluted share in 2011.  This range includes our expectation that sales growth will be in the low to mid-single digits and that positive leverage of our infrastructure will result in strong contribution margins,” said Perez de la Mesa.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products.  Currently, POOL operates 291 sales centers in North America and Europe, through which it distributes more than 160,000 national brand and private label products to roughly 80,000 wholesale customers.  For more information about POOL, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project” and similar expressions and include projections of earnings.  The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.  Actual results may differ materially due to a variety of factors, including changes in the economy and the housing market, the sensitivity of our business to weather conditions, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOL’s most recent Form 10-Q filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
 (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009 (1)

Net sales	$241,426	$231,032	$1,613,746	$1,539,794
Cost of sales	167,859	163,963	1,142,484	1,090,070
Gross profit	73,567	67,069	471,262	449,724
Percent	30.5%	29.0%	29.2%	29.2%

Selling and administrative expenses	90,350	88,845	370,017	361,284
Operating income (loss)	(16,783)	(21,776)	101,245	88,440
Percent	(7.0)%	(9.4)%	6.3%	5.7%

Interest expense, net (2)	1,961	686	6,619	9,667
Income before income taxes and equity earnings (losses)	(18,744)	(22,462)	94,626	78,773
Provision for income taxes	(6,951)	(8,829)	37,093	30,957
Equity earnings (losses) in unconsolidated investments, net	(12)	27	105	(28,614)
Net income (loss)	$(11,805)	$(13,606)	$57,638	$19,202

Earnings (loss) per share:
Basic	$(0.24)	$(0.28)	$1.17	$0.39
Diluted	$(0.24)	$(0.28)	$1.15	$0.39
Weighted average shares outstanding:
Basic	49,548	48,965	49,469	48,649
Diluted	49,548	48,965	50,161	49,049

Cash dividends declared per common share	$0.13	$0.13	$0.52	$0.52
          __________________

(1)	Derived from audited financial statements.

(2)
Interest expense, net includes realized foreign currency transaction gains of $1.5 million for the three months ended December 31, 2009, $1.5 million for the year ended December 31, 2010 and $1.8 million for the year ended December 31, 2009.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2010	2009 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$9,721	$15,843	$(6,122)	(39)%
Receivables, net (2)	101,543	96,364	5,179	5
Product inventories, net (3)	347,439	355,528	(8,089)	(2)
Prepaid expenses and other current assets	7,678	12,901	(5,223)	(40)
Deferred income taxes	10,211	10,681	(470)	(4)
Total current assets	476,592	491,317	(14,725)	(3)

Property and equipment, net	30,685	31,432	(747)	(2)
Goodwill	178,516	176,923	1,593	1
Other intangible assets, net	12,965	13,917	(952)	(7)
Equity interest investments	966	1,006	(40)	(4)
Other assets, net	28,821	28,504	317	1
Total assets	$728,545	$743,099	$(14,554)	(2)%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$169,700	$178,391	$(8,691)	(5)%
Accrued expenses and other current liabilities	41,704	33,886	7,818	23
Current portion of long-term debt and other long-term liabilities	134	48,236	(48,102)	(100)
Total current liabilities	211,538	260,513	(48,975)	(19)

Deferred income taxes	25,593	21,920	3,673	17
Long-term debt	198,700	200,700	(2,000)	(1)
Other long-term liabilities	7,532	7,779	(247)	(3)
Total liabilities	443,363	490,912	(47,549)	(10)
Total stockholders’ equity	285,182	252,187	32,995	13
Total liabilities and stockholders’ equity	$728,545	$743,099	$(14,554)	(2)%
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(1)	Derived from audited financial statements.

(2)	The allowance for doubtful accounts was $7.1 million at December 31, 2010 and $11.4 million at December 31, 2009.

(3)	The inventory reserve was $7.1 million at December 31, 2010 and $7.8 million at December 31, 2009.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
 (In thousands)

	Year Ended
	December 31,
	2010	2009 (1)	Change
Operating activities
Net income	$57,638	$19,202	$38,436
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,980	9,091	(111)
Amortization	2,348	2,454	(106)
Share-based compensation	7,790	6,429	1,361
Excess tax benefits from share-based compensation	(1,877)	(2,408)	531
Equity (earnings) losses in unconsolidated investments	(105)	30,036	(30,141)
Gain on foreign currency transactions	(1,498)	(1,846)	348
Goodwill impairment	—	310	(310)
Other	(2,781)	(2,869)	88
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	4,832	25,441	(20,609)
Product inventories	15,951	56,676	(40,725)
Accounts payable	(14,417)	(1,815)	(12,602)
Other current assets and liabilities	17,098	(27,451)	44,549
Net cash provided by operating activities	93,959	113,250	(19,291)

Investing activities
Acquisition of businesses, net of cash acquired	(6,173)	(10,937)	4,764
Purchase of property and equipment, net of sale proceeds	(8,078)	(7,168)	(910)
Net cash used in investing activities	(14,251)	(18,105)	3,854

Financing activities
Proceeds from revolving line of credit	453,039	446,937	6,102
Payments on revolving line of credit	(457,568)	(499,237)	41,669
Proceeds from asset-backed financing	—	57,000	(57,000)
Payments on asset-backed financing	—	(77,792)	77,792
Payments on long-term debt and other long-term liabilities	(48,225)	(6,157)	(42,068)
Payments of deferred acquisition consideration	(1,000)	—	(1,000)
Payments of deferred financing costs	(145)	(305)	160
Excess tax benefits from share-based compensation	1,877	2,408	(531)
Proceeds from stock issued under share-based compensation plans	6,293	4,283	2,010
Payments of cash dividends	(25,746)	(25,310)	(436)
Purchases of treasury stock	(13,683)	(1,171)	(12,512)
Net cash used in financing activities	(85,158)	(99,344)	14,186
Effect of exchange rate changes on cash and cash equivalents	(672)	4,280	(4,952)
Change in cash and cash equivalents	(6,122)	81	(6,203)
Cash and cash equivalents at beginning of period	15,843	15,762	81
Cash and cash equivalents at end of period	$9,721	$15,843	$(6,122)
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(1)	Derived from audited financial statements.

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010	2009
Net sales	$232,911	$224,587	$8,515	$6,445	$241,426	$231,032

Gross profit	71,411	65,549	2,156	1,520	73,567	67,069
Gross margin	30.7%	29.2%	25.3%	23.6%	30.5%	29.0%

Operating expenses	87,029	85,948	3,321	2,897	90,350	88,845
Expenses as a % of net sales	37.4%	38.3%	39.0%	44.9%	37.4%	38.5%

Operating loss	(15,618)	(20,399)	(1,165)	(1,377)	(16,783)	(21,776)
Operating margin	(6.7)%	(9.1)%	(13.7)%	(21.4)%	(7.0)%	(9.4)%

(Unaudited)	Base Business		Excluded		Total
(In thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010	2009
Net sales	$1,555,647	$1,521,529	$58,099	$18,265	$1,613,746	$1,539,794

Gross profit	456,400	445,300	14,862	4,424	471,262	449,724
Gross margin	29.3%	29.3%	25.6%	24.2%	29.2%	29.2%

Operating expenses	355,454	355,760	14,563	5,524	370,017	361,284
Expenses as a % of net sales	22.8%	23.4%	25.1%	30.2%	22.9%	23.5%

Operating income (loss)	100,946	89,540	299	(1,100)	101,245	88,440
Operating margin	6.5%	5.9%	0.5%	(6.0)%	6.3%	5.7%

We have excluded the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
Turf Equipment Supply, Co.	December 2010	3	December 2010
Pool Boat and Leisure, S.A.	December 2010	1	December 2010
Les Produits de Piscine Metrinox	April 2010	2	April-December 2010
General Pool & Spa Supply (GPS) (1)	October 2009	7	January-December 2010 and October-December 2009
Proplas Plasticos, S.L. (Proplas)	November 2008	0	January-February 2010 and January-February 2009

(1)	We acquired 10 GPS sales centers and consolidated 3 of these with existing sales centers as of December 31, 2009.

We exclude the following sales centers from base business results for a period of 15 months (parenthetical numbers for each category indicate the number of sales centers excluded as of December 31, 2010):

•	acquired sales centers (see table above);
•	existing sales centers consolidated with acquired sales centers (3);
•	closed sales centers (0);
•	consolidated sales centers in cases where we do not expect to maintain the majority of the existing business (0); and
•	sales centers opened in new markets (1).

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales.  After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers in 2010:

December 31, 2009	287
Acquired	6
New locations (1)	3
Consolidated	(5)
December 31, 2010	291

(1)	Includes two new sales center locations and one existing centralized shipping location warehouse converted into a sales center location.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share

The table below reconciles net income (loss) to adjusted net income (loss), and earnings (loss) per diluted share to adjusted earnings (loss) per diluted share.  For comparability purposes, the adjusted 2009 amount excludes a one-time non-cash charge related to our former investment in LAC.

(Unaudited)	Three Months Ended		Year Ended
(In thousands, except per share data)	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss)	$(11,805)	$(13,606)	$57,638	$19,202
Add:
Equity loss related to LAC’s impairment charge	—	—	—	26,472
Adjusted net income (loss)	$(11,805)	$(13,606)	$57,638	$45,674

Earnings (loss) per diluted share	$(0.24)	$(0.28)	$1.15	$0.39
Add:
Loss per diluted share related to LAC’s impairment charge	—	—	—	0.54
Adjusted earnings (loss) per diluted share	$(0.24)	$(0.28)	$1.15	$0.93

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments, net of income taxes.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP).  We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(In thousands)	2010	2009
Net income	$57,638	$19,202
Add:
Interest expense (1)	8,117	11,513
Provision for income taxes	37,093	30,957
Share-based compensation	7,790	6,429
Goodwill impairment	—	310
Equity (earnings) losses in unconsolidated investments, net of tax (2)	(105)	28,614
Depreciation	8,980	9,091
Amortization (3)	1,856	1,787
Adjusted EBITDA	$121,369	$107,903

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.
(2)	Tax related to our equity losses is disclosed in the table below as Income tax benefit on equity losses.
(3)	Excludes amortization of deferred financing costs of $492 for 2010 and $667 for 2009. This non-cash expense is included in Interest expense, net on the Consolidated Statements of Income.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities.  Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(In thousands)	2010	2009
Adjusted EBITDA	$121,369	$107,903
Add:
Interest expense, net of interest income	(7,625)	(10,846)
Provision for income taxes	(37,093)	(30,957)
Foreign currency transaction gains	(1,498)	(1,846)
Income tax benefit on equity losses	—	1,422
Excess tax benefits on share-based compensation	(1,877)	(2,408)
Other	(2,781)	(2,869)
Change in operating assets and liabilities	23,464	52,851
Net cash provided by operating activities	$93,959	$113,250